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                                                                   Exhibit p(ii)
BANK OF IRELAND ASSET MANAGEMENT (U.S.) LIMITED


10.      CODE OF CONDUCT

All employees must abide by the rules set out in the "Code of Conduct". Each employee must separately sign the Code on commencement of employment.

The Code is reproduced on the following pages and covers:

CONTENTS
A.       Integrity and Honesty
B.       Confidential Information
C.       Personal Investment Dealing
D.       Employees' Financial Affairs
E.       Insider Dealing
F.       Chinese Walls and Independence
G.       Conflicts of Interest
H.       Gifts, Sponsorship and Invitations
I.       Political Activities

A.        INTEGRITY AND HONESTY

Employees are expected to act with integrity and honesty in their dealings with clients and other parties with whom BIAM (U.S.) is connected and in all internal matters.

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This is an overriding principle which should govern employee actions and decisions. Employees should ask if their behaviour could be justified to colleagues, line management, the Compliance Officer, clients and shareholders? Would they be comfortable if their actions became public?

The reputation of BIAM (U.S.) is dependent on the conduct of its individual employees. If in doubt about any proposed actions or decisions, then employees should consult their supervisor or the Compliance Officer.

B.        CONFIDENTIAL INFORMATION

Information obtained through employment with BIAM (U.S.) should be used only for the proper performance of each employee's duties. Sensitive information should only be discussed within BIAM (U.S.) on a `need to know' basis, and must never be discussed outside the Company.

Employees have a duty to ensure the confidentiality of BIAM (U.S.) and client information. On joining BAIM (U.S.), employees are required to sign a declaration undertaking to protect the confidentiality of the Company and client information or otherwise commit themselves to treating confidential information as such.

C.   PERSONAL INVESTMENT DEALING

Employees must ensure that they conduct their personal securities dealings in such a manner as to avoid any actual or potential conflict of interest with dealings on behalf of clients.


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PERSONAL DEALING RULES:
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1.       Personal dealing in securities must not be conducted without first seeking the written approval of the Compliance Officer. On commencement of employment, employees must submit a list of securities held by them within ten days of their start dates.

2.       Restrictions on Personal Dealing:

o    Employees generally may not participate in Initial Public
     Offerings, including privatizations. Employees may accept free/bonus share entitlements on floatation of mutual societies or similar entities. Employees may subscribe, with the prior approval of the Compliance Officer, for discounted shares where they have an entitlement to do so.

o If employees hold shares in a private company, then they must disclose this fact if an investment in the same company is being considered for clients. The circumstances of the decision to purchase such shares for clients should be subject to independent review.

     Approval to transact business will generally not be given where:

o BIAM (U.S.) intends to deal or have dealt in the security for clients in the period seven days before or after the intended transaction; or

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o    Employees should not deal in a security while there is a pending order for any client on that same security.

o Employees would profit from short-term dealing (less than 60 days) in securities.

Gains from such dealings may require to be forfeited.

3. Confirmation of all holdings will be required from each employee member on an annual basis. This will be requested by the Compliance Officer and must be completed and returned within ten days.

4.       Dealing Procedures:

o    All stock exchange business must be conducted through the BIAM
     (U.S.) Asset Management Team unless permission to the contrary is granted. If permission is given, a time limit will be determined by the Compliance Officer in which the deal must be completed.

o Funds for securities purchased or documents evidencing title of securities sold must be delivered in accordance with the contractual terms of any transaction. Delays in settlement may be reported to the Compliance Officer.

o In the case of Irish equities, the approval of IBI Corporate Finance must be obtained.

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Where approval has been granted to deal in any security, a copy of the contract note must be sent directly to the Compliance Officer by the broker executing the deal.

ANY BREACHES OF THESE RULES WILL BE VIEWED AS VERY SERIOUS AND MAY RESULT IN DISCIPLINARY ACTION UP TO AND INCLUDING DISMISSAL.

D.   EMPLOYEES' FINANCIAL AFFAIRS

Employees should conduct their own affairs in a prudent manner and should avoid financial situations, which could reflect unfavorably on them or on BIAM (U.S.). Employees are free to assume appropriate financial commitments and obligations. However, as employees of a financial institution, employees have a particular responsibility to keep their own financial affairs in good order.

Employees should never engage in any transaction that is inappropriate to their positions in BIAM (U.S.).

Employees must always be aware of the dangers inherent in over-extending themselves financially and any employees who find themselves in a difficult financial situation should seek advice from their supervisor or Personnel Manager.

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E.   INSIDER DEALING

Employees may not deal in shares on their own behalf, on behalf of a relative or friend, or on behalf of BIAM (U.S.) at any time when they are in possession of price sensitive information. Equally, they are prohibited from passing on price sensitive information to any other employee or third party for the purpose of dealing.

Under Insider Dealing legislation, it is a criminal offense to deal in "price-affected" securities on a regulated market. Securities are "price-affected" where the inside information, if made public, would be likely to have a significant effect on the price of securities. This applies to all companies' securities affected by the information whether directly or indirectly. For example, even the fact that Bank of Ireland had declined to grant or renew a credit, could fall into this category.

It is also a criminal offense to communicate unpublished price sensitive information to anyone who is not authorized to have it, or to act on such information, if it is given to an employee. For this reason, if employees receive an investment tip, it should not be acted upon, or passed on to another party, if the employee believes that it may be based on unpublished price sensitive information.

In summary, employees of BIAM (U.S.) are prohibited from dealing in a security where they are in possession of price sensitive information concerning the security which is not generally

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available in the marketplace. Where employees are in any doubt they should consult with the Compliance Officer.

These rules regarding Insider Trading continue to apply for six months following retirement/resignation.

BREACHES OF THIS PROHIBITION WILL BE VIEWED AS A VERY SERIOUS MATTER AND MAY LEAD TO DISMISSAL IN ADDITION TO ANY CRIMINAL CHARGES, WHICH MAY BE BROUGHT AGAINST AN INDIVIDUAL BY THE RELEVANT AUTHORITIES.

F.  CHINESE WALLS AND INDEPENDENCE

As BIAM (U.S.) forms part of the Bank of Ireland Group, a large financial institution, there may be occasions when conflicts of interest and duty could arise between different areas of the Group, clients and counterparties. It is vitally important that these conflicts, if they arise, are handled correctly by BIAM (U.S.) and its employees.

Chinese Walls are arrangements whereby confidential information given to BIAM (U.S.) or acquired by one division or employee thereof may not be disclosed to other divisions or employees thereof. In most instances, these arrangements exist between the asset management and corporate finance divisions of a financial group. Chinese Wall arrangements exist in respect of BIAM (U.S.) and dealings with other parts of the Bank of Ireland Group and must be adhered to by all employees.

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In addition, confidential information acquired by employees of BIAM (U.S.) must not be disclosed to anyone outside BIAM (U.S.) unless authorized by the Compliance Officer.

Furthermore, BIAM (U.S.) employees must disregard any other relationships that the Bank of Ireland Group may have with its clients where these relationships could influence the action taken by BIAM (U.S.) for the client. Employees who have any concerns in relation to this area should consult with the Compliance Officer.

G.   CONFLICTS OF INTEREST

Situations where personal interests conflict or appear to conflict with the interests of BIAM (U.S.) or its clients must be avoided.

Employees should avoid situations where a conflict could arise between their own interests and the interests of BIAM (U.S.) or of any client.

EXTERNAL/PRIVATE INTERESTS
Employees of BIAM (U.S.) are encouraged to participate actively in the communities where they live and work. BIAM (U.S.) is supportive of employees who undertake work for, or accept positions in, organizations in their communities, which are generally perceived to be of benefit to the community.

However, in normal circumstances, they should not hold a position or have an outside interest that materially interferes with the time or attention that should be devoted to their work at BIAM

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(U.S.). Where such an interest or position requires a non-trivial time commitment during normal business hours, the approval of the supervisor must be obtained in advance.

BUSINESS INVOLVEMENT

Involvement in a business of any kind is regarded differently because of the conflicts of interest and other pressures, which can develop and the risks of over-commitment and consequent difficulties in withdrawing.

If employees are considering involvement in a business, they should refer the proposal in advance to their supervisor and obtain approval in writing.

Any financial transactions relating to these interests should be passed through separately designated and properly established bank accounts.

Employees may not accept invitations to serve on the board of external companies without the prior approval of the President and the Compliance Officer.

H.   GIFTS, SPONSORSHIP AND INVITATIONS

No gifts, sponsorships or invitations should be accepted by employees when such could be deemed to influence or compromise their positions or any business decision by BIAM (U.S.).

The offer of invitations, gifts, payments, services, hospitality or other benefits which could be seen to affect an employee's ability to exercise independent judgement should be notified in all

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cases to the supervisor. Prior approval in writing should be obtained where the gift is more than de minimis annual value. (De minimis in this context means not more than $150 annually.)

I.   POLITICAL ACTIVITIES

Employees who wish to become members of a political party must ensure that their involvement is not prejudicial to the interests of BIAM (U.S.). BIAM (U.S.) recognizes the employee's right to become a member of a political party subject to any such political involvement not being prejudicial to the interests of the Company.

It is acceptable for employees to participate fully in political parties. This includes accepting nomination to stand in either national or local government elections. Applications for career breaks for this purpose will be considered in accordance with the BIAM (U.S.)'s guidelines on flexible working.

Where canvassing arises, either on an employee's behalf or on behalf of other members of a political party, employees have a special responsibility to ensure that any involvement in such canvassing is not perceived as associating BIAM (U.S.) with any particular political party. It is also important that the normal client/BIAM relationship is in no way affected, influenced or used.

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POLITICAL DONATIONS

Any proposed donations to political parties (e.g. golf classics, dinners, etc.) should be approved by the President and Compliance Officer, in advance.


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